Exhibit (e)(4)

UAP Holding Corp.
7251 West 4th Street
Greely, CO 80634

November 25, 2007

Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, Alberta, Canada T2J 7E8

Attention:	Michael M. Wilson
President & Chief Executive Officer

Subject: Side Letter Agreement to Confidentiality Agreement

Ladies and Gentlemen:

In connection with ongoing discussions concerning a possible merger, acquisition of stock, acquisition of assets or other extraordinary business transaction between Agrium Inc. (“Agrium”) and UAP Holding Corp. (“UAP”), Agrium and UAP hereby confirm, acknowledge and agree that any legal advisors or other representatives of either RBC Dominion Securities Inc. (and its affiliates) or of any other financial advisors of Agrium constitute “Representatives” for purposes of the confidentiality letter agreement between Agrium and UAP dated September 25, 2006.

This letter agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

Very truly yours,

UAP HOLDING CORP.

By:	/s/ Todd A. Suko
Name: Todd A. Suko

Title:	Vice President, General Counsel and Secretary

Accepted and agreed to:

AGRIUM INC.

By:	/s/ Kathryn A. Heath
Name: Kathryn A. Heath

Title: Associate General Counsel